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                                                                    EXHIBIT 99.1
                             KU ENERGY CORPORATION
                              One Quality Street
                          Lexington, Kentucky  40507


                                 May 20, 1997



Illinois Stock Transfer Company
223 West Jackson Boulevard
Chicago, Illinois 60606

Attn:  President

                    Re:  Amendment No. 1 to Rights Agreement
                         -----------------------------------

Ladies and Gentlemen:

          Pursuant to Section 26 of the Rights Agreement, dated as of January 27, 1992, by and between KU Energy Corporation (the "Company") and Illinois Stock Transfer Company (the "Rights Agreement"), the Company, by resolution adopted by its Board of Directors, hereby amends the Rights Agreement as follows (with additions shown in bold type):

          1. Section 1(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

               "Acquiring Person" shall mean any Person (other than the Company or any Subsidiary of the Company or any employee benefit or stock ownership plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 10% or more of the Common Shares then outstanding; provided, however, that a Person shall not be deemed to have become an Acquiring Person solely as a result of a reduction in the number of Common Shares outstanding unless and until (i) such time as such Person or any Affiliate or Associate of such Person shall thereafter become the Beneficial Owner of any additional Common Shares, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, or (ii) any other person who is the Beneficial Owner of any Common Shares shall thereafter become an Affiliate or Associate of such Person; and provided, further, that neither LG&E Energy nor its Affiliates and Associates
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Illinois Stock Transfer Company
May 20, 1997
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          shall become an Acquiring Person solely as a result of LG&E Energy or its Affiliates or Associates becoming the Beneficial Owner of any Common Shares by reason of (i) the approval, execution or delivery of the Merger Agreement or the Company Stock Option Agreement or (ii) the consummation of any transaction contemplated by the Merger Agreement, the Company Stock Option Agreement or the LG&E Energy Stock Option Agreement. The immediately preceding proviso shall not apply to LG&E Energy or any of its Affiliates or Associates if LG&E Energy or its Affiliates or Associates becomes the Beneficial Owner of Common Shares other than (w) Common Shares beneficially owned by LG&E Energy or its Affiliates or Associates on May 20, 1997, (x) Common Shares beneficially owned by LG&E Energy or its Affiliates or Associates by reason of the approval, execution or delivery of the Merger Agreement or the Company Stock Option Agreement or by reason of the consummation of any transaction contemplated by the Merger Agreement, the Company Stock Option Agreement or the LG&E Energy Stock Option Agreement, (y) Common Shares of which LG&E Energy becomes the Beneficial Owner inadvertently after May 20, 1997, provided that the number of such Common Shares does not exceed 1/2 of 1% of the Common Shares outstanding on May 20, 1997 and that LG&E Energy divests such Common Shares as soon as practicable after it becomes aware that it has become the Beneficial Owner of such Common Shares, or (z) Common Shares of which any Affiliate or Associate of LG&E Energy becomes the Beneficial Owner, provided that the number of such Common Shares does not exceed 1/2 of 1% of the Common Shares outstanding on May 20, 1997."

          2. Section 1(bb) of the Rights Agreement is hereby amended by adding the following new subsections immediately thereafter:

               "(cc) "Company Stock Option Agreement" means that certain Stock Option Agreement, dated as of May 20, 1997, by and between the Company and LG&E Energy, by which the Company will grant to LG&E Energy an option to purchase up to 19.9% of the Common Shares, subject to and upon the terms specified therein, as the same may be amended from time to time.

               (dd)  "LG&E Energy" means LG&E Energy Corp., a Kentucky
          corporation.
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Illinois Stock Transfer Company
May 20, 1997
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               (ee)  "LG&E Energy Stock Option Agreement" means that certain
          Stock Option Agreement, dated as of May 20, 1997, by and between the Company and LG&E Energy, by which LG&E Energy will grant to the Company an option to purchase up to 19.9% of LG&E Energy's common stock, subject to and upon the terms specified therein, as the same may be amended from time to time.

               (ff) "Merger Agreement" means that certain Agreement and Plan of Merger, dated as of May 20, 1997, by and between the Company and LG&E Energy, as the same may be amended from time to time."

          3. Section 11(a)(ii)(C) of the Rights Agreement is hereby amended by adding the following at the end of that subsection before the words "then, and in each such case,":

          "; and provided, further, that if neither LG&E Energy nor any of its Affiliates or Associates have become an Acquiring Person, then LG&E Energy or its Affiliates and Associates shall not be deemed to have become the Beneficial Owner of any Common Shares for purposes of this
          Section 11(a)(ii)(C),"

          4. Capitalized terms used without other definition in this Amendment No. 1 to Rights Agreement shall be used as defined in the Rights Agreement.

          5. This Amendment No. 1 to Rights Agreement shall be deemed to be a contract made under the internal substantive laws of the Commonwealth of Kentucky and for all purposes shall be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Kentucky applicable to contracts to be made and performed entirely within the Commonwealth of Kentucky.

          6. This Amendment No. 1 to Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          7. This Amendment No. 1 to Rights Agreement shall be effective as of, and immediately prior to, the execution and delivery of the Merger Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

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Illinois Stock Transfer Company
May 20, 1997
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          8.   Exhibit C to the Rights Agreement shall be amended in a manner consistent with this Amendment No. 1 to Rights Agreement.


                              Very truly yours,

                              KU ENERGY CORPORATION


                              By: /s/  O.M. Goodlett
                                  --------------------------------
                              Name:  O.M. Goodlett
                              Title: Senior Vice President



Accepted and agreed to as of the
effective time specified above:

ILLINOIS STOCK TRANSFER COMPANY


By: /s/  Robert G. Pearson
    -----------------------------
Name:  Robert G. Pearson
Title: President and
       Chief Executive Officer